                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                              ------------------

                                AMENDMENT NO. 3
                                       TO
                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                      AND
                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)


                 RIVERSIDE PARK ASSOCIATES LIMITED PARTNERSHIP
                           (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)



                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                          300 SOUTH GRAND, 34TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000


                              ------------------

                           CALCULATION OF FILING FEE

-------------------------------------------------------------------------------
Transaction Valuation*     $3,530,940             Amount of Filing Fee: $706.19
-------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 168.14 units of limited partnership interest of the subject partnership for $21,500 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid:    $638.93        Filing Parties: AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D    Date Filed: June 29, 1999

       AMENDMENT NO. 3 TO SCHEDULE 14D-1/AMENDMENT NO. 3 TO SCHEDULE 13D


         This Statement (the "Statement") constitutes (a) Amendment No. 3 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of Riverside Park Associates Limited Partnership (the "Partner ship"); and (b) Amendment No. 3 to the Schedule 13D (the "Schedule 13D") of Apartment Investment and Management Company ("AIMCO"), originally filed with the Securities and Exchange Commission (the "Commission") on May 14, 1999, by AIMCO, AIMCO-GP, Inc. ("AIMCO-GP") and AIMCO OP, as amended by (i) Amendment No. 1, filed with the Commission on June 29, 1999, by AIMCO, AIMGO- GP and AIMCO OP, and (ii) Amendment No. 2, filed with the Commission on June 29, 1999, by AIMCO, AIMGO-GP and AIMCO OP. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

          (a)(1)   Offer to Purchase, dated May 13, 1999 (previously filed).
          (a)(2)   Letter of Transmittal and related Instructions.
          (a)(3) Letter, dated May 13, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
          (a)(4) Supplement to Offer to Purchase, dated June 29, 1999 (previously filed).
          (a)(5) Letter, dated June 29, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
          (a)(6) Supplement to Offer to Purchase, dated July 9, 1999 (previously filed).
          (a)(7) Letter, dated July 9, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
          (a)(8)   Supplement to Offer to Purchase, dated July 16, 1999.
          (a)(9) Letter, dated July 16, 1999, from AIMCO OP to the Limited Partners of the Partnership.
          (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1,
                   1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A.
                   (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).
          (b)(2)   First Amendment to Credit Agreement, dated as of
                   November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended
                   December 31, 1998, is incorporated herein by this reference).
          (c)      Not applicable.
          (d)      Not applicable.
          (e)      Not applicable.
          (f)      Not applicable.
          (z)(1) Agreement of Joint Filing, dated May 13, 1999, among AIMCO, AIMCO-GP and AIMCO OP (previously filed).

                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 16, 1999
                                                  AIMCO PROPERTIES, L.P.

                                                  By: AIMCO-GP, INC.
                                                      (General Partner)

                                                  By:  /s/ Patrick J. Foye
                                                       ------------------------
                                                       Executive Vice President

                                                  AIMCO-GP, INC.

                                                  By:  /s/ Patrick J. Foye
                                                       ------------------------
                                                       Executive Vice President

                                                  APARTMENT INVESTMENT
                                                  AND MANAGEMENT COMPANY

                                                  By:  /s/ Patrick J. Foye
                                                       ------------------------
                                                       Executive Vice President

                                 EXHIBIT INDEX


     EXHIBIT NO.                  DESCRIPTION
     -----------                  -----------
          (a)(1)   Offer to Purchase, dated May 13, 1999 (previously filed).
          (a)(2)   Letter of Transmittal and related Instructions.
          (a)(3)   Letter, dated May 13, 1999, from AIMCO OP to the Limited
                   Partners of the Partnership (previously filed).
          (a)(4)   Supplement to Offer to Purchase, dated June 29, 1999
                   (previously filed).
          (a)(5)   Letter, dated June 29, 1999, from AIMCO OP to the Limited
                   Partners of the Partnership (previously filed).
          (a)(6)   Supplement to Offer to Purchase, dated July 9, 1999
                   (previously filed).
          (a)(7)   Letter, dated July 9, 1999, from AIMCO OP to the Limited
                   Partners of the Partnership (previously filed).
          (a)(8)   Supplement to Offer to Purchase, dated July 16, 1999.
          (a)(9)   Letter, dated July 16, 1999, from AIMCO OP to the Limited
                   Partners of the Partnership.
          (b)      Amended and Restated Credit Agreement (Unsecured
                   Revolver-to-Term Facility), dated as of October 1,
                   1998, among AIMCO OP, Bank of America National Trust
                   and Savings Association, and BankBoston, N.A.
                   (Exhibit 10.1 to AIMCO's Current Report on Form 8-K,
                   dated October l, 1998, is incorporated herein by
                   this reference).
          (b)(2)   First Amendment to Credit Agreement, dated as of
                   November 6, 1998, by and among AIMCO OP, the
                   financial institutions listed on the signature pages
                   thereof and Bank of America National Trust and
                   Savings Association (Exhibit 10.2 to AIMCO's Annual
                   Report on Form 10-K for the fiscal year ended
                   December 31, 1998, is incorporated herein by this
                   reference).
          (c)      Not applicable.
          (d)      Not applicable.
          (e)      Not applicable.
          (f)      Not applicable.
          (z)(1)   Agreement of Joint Filing, dated May 13, 1999, among
                   AIMCO, AIMCO-GP and AIMCO OP (previously filed).


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